Registration No. 033-58129

Registration No. 333-92615

Registration No. 333-92617

Registration No. 333-110663

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-58129

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92615

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-92617

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-110663

UNDER THE SECURITIES ACT OF 1933

AMC ENTERTAINMENT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	43-1304369 (I.R.S. Employer Identification Number)

AMC Entertainment Inc. 1994 Stock Option and Incentive Plan

AMC Entertainment Inc. 1999 Stock Option and Incentive Plan

AMC Entertainment Inc. 1999 Stock Option Plan for Outside Directors

2003 AMC Entertainment Inc. Long-Term Incentive Plan

(Full Title of Plans)

Kevin M. Connor, Esq.
Senior Vice President, General Counsel & Secretary
AMC Entertainment Inc.
One AMC Way
11500 Ash Street
Leawood, Kansas 66211
(913) 213-2000

(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by AMC Entertainment Inc., a Delaware corporation (the “Company”), with the United States Securities and Exchange Commission (the “SEC”):

•                  Registration Statement on Form S-8 (No. 033-58129), filed with the SEC on March 17, 1995, which registered the offering of an aggregate of 1,000,000 shares of common stock, $.66 par value.

•                  Registration Statement on Form S-8 (No. 333-92615), filed with the SEC on December 13, 1999, which registered the offering of an aggregate of 2,100,000 shares of common stock, $.66 2/3 par value.

•                  Registration Statement on Form S-8 (No. 333-92617), filed with the SEC on December 13, 1999, which registered the offering of an aggregate of 200,000 shares of common stock, $.66 2/3 par value.

•                  Registration Statement on Form S-8 (No. 333-110663), filed with the SEC on November 21, 2003, which registered the offering of an aggregate of 6,500,000 shares of common stock, $.66 2/3 par value.

In connection with the incorporation of AMC Entertainment Holdings, Inc., a Delaware corporation, as the parent company of the Company, the previous offerings under the Registration Statements were terminated. In accordance with the undertakings made by the Company to remove from registration, by means of these post-effective amendments, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statements that remained unsold and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, County of Johnson, State of Kansas, on December 23, 2015. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

AMC ENTERTAINMENT INC.
By:	/s/ Kevin Connor
Kevin Connor
Senior Vice President,
General Counsel & Secretary